Exhibit 99.2

NEWS RELEASE
Contacts:	Media Ron Bottrell 312.446.6595

Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods Announces Plans to Close Delta, B.C. Facility and Downsize Battle

Creek, Mich. Facility

Oak Brook, IL, November 3, 2016 – TreeHouse Foods, Inc. (NYSE: THS) today announced its intention to close a facility in Delta, British Columbia and reduce its manufacturing footprint in Battle Creek, Michigan. The decision follows an analysis of the Company’s plant network to align operations with the current and future needs of its customers and eliminate excess manufacturing capacity.

The Delta facility employs approximately 90 employees and produces frozen griddle products, primarily for the North American Retail Grocery segment. Production is expected to cease in early 2018. The Company operates two facilities in Delta, and this announcement only affects the frozen griddle facility.

The Battle Creek facility produces ready-to-eat cereal, primarily for the North American Retail Grocery segment. The partial closure will affect approximately 100 of the current 160 employees over a 15 month period beginning in January 2017. The decision is being announced in advance of the downsizing in order to provide employees with as much notice as possible and to ensure a seamless transition for customers.

Both the Battle Creek and Delta griddle facilities were part of the Company’s acquisition of the ConAgra Foods private brands business in February 2016. The Company will provide support to employees whose positions are being eliminated.

Total costs to close the Delta facility and downsize Battle Creek are expected to be approximately $14.7 million, or $0.16 per fully diluted share, of which approximately $6.8 million, or $0.08 per fully diluted share, is expected to be in cash. Components of the charges include non-cash asset write-offs of approximately $7.9 million, employee-related costs of approximately $4.6 million and other closure costs of approximately $2.2 million. The Company expects approximately $4.0 million and $3.1 million of the charges to be incurred in the fourth quarter of this year and the first quarter of 2017, respectively, with the balance of the charges being incurred through the end of 2018.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with more than 50 manufacturing facilities across the United States, Canada and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages and smoothies); meals (cereal, pasta, macaroni and cheese and side dishes); retail bakery (refrigerated and frozen dough, cookies and crackers); condiments (pourable and spoonable dressing, dips, pickles, soups and sauces) and healthy snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include the risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016, our Annual Report on Form 10-K for the year ended December 31, 2015, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.